Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan, as amended, of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 3, 2019